PCZL 26.06.09
AGREEMENT

THIS AGREEMENT (“Agreement”) is made between Adama Technologies Corp, a Delaware corporation with a principal place of business at 8 Karl Netter St. Tel-Aviv, Israel, (the “Company”) and each of Mr. Boaz Benrush  I.D. Number 029579372, residing at 11 Zvi Peretz Haiot Street, Tel Aviv, Israel, and Mr. Oren Bar-nir Gayer  I.D. Number 038946760, residing at 37 Givat Halevona Street, Reut, Israel (collectively: the “Directors”).

WITNESSETH:

WHEREAS,	the Company wishes to incorporate a fully owned subsidiary, Adama Israel Ltd. (the "Subsidiary") and nominate the Directors as directors of the Subsidiary; and

WHEREAS,	the parties hereto wish to regulate the equity compensation package to the Directors in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties do hereby mutually agree as follows:

1.	The Business Development Activities

The Directors shall, in addition to their on-going duties as directors of the Subsidiary, take an active part in promoting the following activities of the Company (the: “Business Development Activities”):

(a)	Identify investor/s that will invest in the Company by way of equity or debt of at least 1 Million US Dollars, in one or more tranches.

(b)	Identify and facilitate the recruitment of new senior employees, which will promote the Company’s strategic and operational plans.

(c)
Facilitate and lead current negotiations with Solucorp Industries Ltd. (“Solucorp”) with respect to amendments in the Exclusive Brownfield License Agreement and/or negotiate with Solucorp the possibility to receive licensing rights of Solucorp's IFS technology.

(d)	Promote the signing of the first project of the Company.

2.	Equity based Compensation payment

2.1.	In consideration for the Business Development Activities, the Company will award the Directors the following equity compensation package based on the milestones as set forth in section 2.2.

2.2.
The Company will, upon execution of this Agreement, adopt an Employee Share Option Plan for the grant of shares and options to purchase shares of the Company to employees, office holders, consultants and service providers of the Company or any subsidiaries or affiliated companies of the Company, in the form attached as Exhibit 2.2 hereto (the "Plan"). The Plan will comply with the provisions of Section 102(b)(2) of the Israeli Income Tax Ordinance (Capital Gain Option Through a Trustee) and any rules and regulations promulgated thereunder including the Income Tax Rules (Tax Relief upon the Allotment of Shares to Employees), 2003.  The Company will issue to the Directors, under the Plan and subject to the provisions of this Agreement, an aggregate of Fourteen Million (14,000,000) shares of Common Stock of the Company, which constitute 15.4% of the Company's issued and outstanding share capital of the Company on a fully diluted basis on the date hereof (the “Shares”).

The Shares will be issued to Adv. Amir Rachmani (the " Trustee")  on behalf of the Directors, in equal parts, within 30 days from the date hereof. The Shares will be held by the Trustee for at least the appropriate holding period required under Section 102(b)(2) of the Israeli Income Tax Ordinance (Capital Gain Option Through a Trustee).

The foregoing notwithstanding, the Directors' entitlement to the Shares or any part thereof will only be affected if the Company has achieved the following milestones (each, a "Milestone"):

(a)	Two Million (2,000,000) Shares upon execution of this Agreement.

(b)	Three Million (3,000,000) Shares if the Company has recruited at least one new senior employee within one year from the date hereof.

(c)
Five Million (5,000,000) Shares if the Company has entered into  a term-sheet with Solucorp for the amendment of the Exclusive Brownfield License Agreement and/or for the grant of licensing rights to Solucorp's IFS technology, within one year from the date hereof.

(d)	Four Million (4,000,000) Shares if the Company has entered into a contract for its first project, within 2 years from the date hereof.

In the event that any of the Milestones have not achieved within their respective time frame, the applicable number of Shares to which the Directors would have been entitled to had such Milestone been achieved, will be returned to the Company and the Directors will not be entitled to any rights with respect thereto.

2.3.
Upon closing of any equity or debt agreement entered into between the Company and an investor/s, for the extension to the company (by way of debt or equity) of an amount of up to 4 Million USD, in the aggregate under any such agreements, the Company will grant to the Directors, under the Plan, such amount of additional shares of Common Stock of the Company, so as to retain the Directors’ joint shareholdings in the Company of 15.4%, on a fully diluted basis (the "Additional Shares"). The Directors shall not be entitled to Additional Shares with respect of equity or debt agreements to which the Company is a Party if the aggregate amount extended to the Company (by way of debt or equity) under any such agreements exceeds 4 Million USD.

2.4.
The Shares granted to the Directors in accordance with this Section will be returned to the Company if the Company does not enter into equity or debt agreements with an investor/s, under which an aggregate amount of at least 1 Million US Dollars is extended to the Company (by way of equity or debt), during a period of one year following the date hereof.

2.5.
The Shares and the Additional Shares will be granted to the Directors in consideration for payment by the Directors of their par value (0.001 USD per Share) (the "Par Value Amount"). The Par Value Amount will be extended to the Directors as a non-recourse loan from the Company and will be repaid to the Company only following the sale of the Shares and the Additional Shares, if applicable, by the Directors.

3.	Expenses and payments

3.1.
In addition to any monetary compensation that will be granted to the Directors, the Company and/or the Subsidiary will reimburse the Directors for any documented, out-of-pocket expenses from time to time properly incurred by the Directors in connection with the Business Development Activities, including (but not limited to) necessary traveling expenses.

3.2.	All payments shall include V.A.T., if required by law, which shall be added to the amounts or consideration set forth above.

4.	Term of the Agreement

This Agreement shall be effective as of March 1st, 2009 and shall continue until the achievement of the milestones set out in section 2 above or such other time, as mutually agreed in writing by both parties.

5.	Confidentiality

The Directors acknowledges that they will be exposed to confidential information related to the Company or any subsidiaries or affiliated companies of the Company in connection with the Business Development Activities and this Agreement, and therefore, each of the Directors hereby undertakes to preserve absolute confidentiality of any information disclosed to it by the Company or any subsidiaries or affiliated companies of the Company in connection with and as a result of the Business Development Activities rendered by such Director. This obligation shall also apply to the Directors after termination of this Agreement.

6.	Indemnity Agreements.

At or prior to the execution of this Agreement, the Company and the Subsidiary shall enter into an indemnity agreement with each of the Directors, in the form attached hereto as Exhibit 6 (the "Indemnity Agreements"), under which the Company and the Subsidiary will undertake to indemnify the Directors to the full extent permitted by law.

7.	Directors and Officers Insurance.

At or prior to the execution of this Agreement, the Subsidiary shall obtain and maintain in full force and effect, a Directors and Officers insurance policy of financially sound and reputable insurers, covering the Directors, in scope and amount acceptable to the Directors.

8.	General

8.1.	Neither party hereto shall assign any of its rights and obligations hereunder without the prior written consent of the other party.

8.2.	This Agreement shall not be modified except by an instrument in writing signed by both parties.

8.3.
The laws of the State of Israel shall govern this Agreement, and that the competent court in Tel–Aviv shall have exclusive jurisdiction over any matter arising out of, or in connection with, this Agreement.

8.4.
All notices, requests, reports, consents and other communications hereunder shall be in writing, and shall be delivered either (i) by hand, (ii) by e-mail or facsimile transmission, with a written acknowledgement of the recipient, (iii) by courier, or (iv) by registered mail, return receipt requested.  Until changed by a written notice given by either party to the other party, the addresses of the parties shall be as set herein.

In witness whereof, the duly authorized representatives of the Company and the Directors have executed this Agreement as of the date stated below.

Adama Technologies Corporation

By: /s/ Aviram Malik
Title: President
Date: July 22, 2009

By: Boaz Benrush	By: /s/ Oren Bar-nir Gayer
Title: Director	Title: Director
Date: July 22, 2009	Date: July 22, 2009